As filed with the Securities and Exchange Commission on August 13, 2004

Registration No. 333-57977

United States

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

HUGHES SUPPLY, INC.

(Exact name of registrant as specified in its charter)

Florida	59-0559446
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Corporate Office, One Hughes Way, Orlando, Florida	32805
(Address of Principal Executive Offices)	(Zip Code)

Hughes Supply, Inc.

Cash or Deferred Profit Sharing

Plan and Trust

(Full title of the plan)

David Bearman

Executive Vice President and

Chief Financial Officer

Hughes Supply, Inc.

Corporate Office

One Hughes Way

Orlando, Florida 32805

(Name and address of agent for service)

(407) 841-4755

(Telephone number, including area code, of agent for service)

Copies of Communications To:

John Z. Paré Senior Vice President and General Counsel Hughes Supply, Inc. Corporate Office One Hughes Way Orlando, Florida 32805 (407) 841-4755	Tom McAleavey Holland & Knight LLP P.O. Box 1526 200 South Orange Avenue, Suite 2600 Orlando, Florida 32801 (407) 425-8500

Amendment No. 1

This Amendment No. 1 to the Registration Statement on Form S-8 is being filed for the purpose of adding the signature of the Hughes Supply, Inc. Cash or Deferred Profit Sharing Plan and Trust (the “Plan”), which was inadvertently omitted from the Registration Statement on Form S-8 (File no. 333-57977) filed on June 29, 1998 (“the Original Filing”). This Amendment No. 1 incorporates by this reference the contents of the Original Filing, to the extent not inconsistent with this Amendment No. 1.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:

1.	Hughes Supply’s Annual Report on Form 10-K for the year ended January 30, 2004;

2.	Hughes Supply’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2004;

3.	Hughes Supply’s Current Reports on Form 8-K filed on February 17, 2004, June 14, 2004, and July 30, 2004;

4.	The description of Hughes Supply’s Common Stock contained in the Registration Statement on Form S-3 contained in the Registration Statement on Form S-3 (Commission File No. 333-110150), including any amendment filed for the purpose of updating such description;

5.	The description of the Rights contained in Hughes Supply’s statement on Form 8-A as filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934 (Commission File No. 001-08772);

6.	The Plan’s Current Report on Form 8-K filed on July 27, 2004; and

7.	Annual Report on Form 11-K of the Plan for the fiscal year ended January 31, 2004.

In addition, all documents subsequently filed by Hughes Supply and the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing such documents, except for information furnished to the Commission that is not deemed to be “filed” for purposes of the Securities Exchange Act of 1934.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers

Hughes Supply is a Florida corporation. The Florida Business Corporation Act, as amended (the “Florida Act”), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, including any appeal thereof, provided certain standards are met, including that such officer or director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that,

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in general, a corporation may indemnify any person who was or is a party to any such proceeding by reason of the fact that he is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceedings, including any appeal thereof, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of the action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation’s articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Our bylaws provide that we shall indemnify any director, officer, employee or agent or any former director, officer, employee or agent to the fullest extent permitted by Florida law. Hughes Supply has purchased insurance with respect to, among other things, any liabilities that may arise under the statutory provisions referred to above.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

4.1	Restated Articles of Incorporation of Hughes Supply, as amended (incorporated by reference to Exhibit 3.1 to Form 10-Q for the quarter ended April 30, 1997 as filed with the Commission).

4.2	Form of Articles of Amendment to Restated Articles of Incorporation of Hughes Supply (incorporated by reference to Exhibit 99.2 to Form 8-A dated May 22, 1998 as filed with the Commission).

4.3	Amended and Restated By-laws of Hughes Supply (incorporated by reference to Exhibit 3.2 to Form 10-Q for the quarter ended May 2, 2003 as filed with the Commission).

4.4	Rights Agreement dated as of May 20, 1998 between Hughes Supply and American Stock Transfer & Trust Registrant (incorporated by reference to Exhibit 99.2 to Form 8-A dated May 22, 1998 as filed with the Commission).

5.1	Opinion of Benjamin P. Butterfield, Esq., incorporated by reference to Exhibit 5.1 to Form S-8 filed on June 29, 1998 (Commission File No. 333-57977)*

23.1	Consent of PricewaterhouseCoopers LLP, independent registered certified public accounting firm

*	Hughes Supply undertakes that it has submitted or will submit the Plan and any amendment potentially affecting the qualification thereof to the Internal Revenue Service (“IRS”) for a determination on its tax-qualified status in a timely manner and will make all changes required by the IRS in order to qualify the Plan to obtain such a determination.

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Item 9.	Undertakings

(a) Hughes Supply hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the SEC by Hughes Supply pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of Hughes Supply’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and each filing of the Plan’s annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Hughes Supply pursuant to its articles of incorporation, bylaws, by agreement or otherwise, Hughes Supply has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Hughes Supply of expenses incurred or paid by a director, officer or controlling person of Hughes Supply in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Hughes Supply will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, Hughes Supply certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 on Form S-8, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on August 13, 2004.

HUGHES SUPPLY, INC.

By:	/s/ DAVID BEARMAN
David Bearman
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ THOMAS I. MORGAN Thomas I. Morgan	President and Chief Executive Officer and Director	August 13, 2004

/s/ DAVID BEARMAN David Bearman	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	August 13, 2004

/s/ DAVID H. HUGHES David H. Hughes	Chairman and Director	August 13, 2004

* John D. Baker II	Director	August 13, 2004

* Robert N. Blackford	Director	August 13, 2004

* H. Corbin Day	Director	August 13, 2004

* Vincent S. Hughes	Director	August 13, 2004

*By:	/s/ DAVID H. HUGHES
David H. Hughes
Attorney-in-Fact

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The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Orlando, State of Florida, on August 13, 2004.

HUGHES SUPPLY, INC. CASH OR DEFERRED PROFIT SHARING PLAN AND TRUST

By:	/s/ DAVID BEARMAN
David Bearman
Executive Vice President and Chief Financial Officer of Hughes Supply, Inc., Plan Administrator

Exhibit List

23.1	Consent of PricewaterhouseCoopers LLP